Exhibit 10.(l)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT  (the “Agreement”) is made and entered into as of August 17, 2006, by and between J.L. Halsey Corporation, a Delaware corporation (together with its successors and assigns permitted hereunder, the “Company”), and Peter Biro (“Executive”).

RECITALS

WHEREAS, the Company has offered to Executive, and Executive has agreed to accept, the position of Vice President of Corporate Development and Planning; and

WHEREAS, Executive and the Company desire to set forth herein the terms of Executive’s employment with the Company, which employment shall be effective as of August 17, 2006 (the “Effective Date”).

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

AGREEMENTS:

1.                                      Employment Period. Subject to Section 3 or mutual written agreement between the Company and Executive, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing as of the Effective Date and ending on the fourth anniversary of the Effective Date (the “Employment Period”).

2.                                      Terms of Employment.

(a)                                  Position and Duties.

(i)                                     During the Employment Period, Executive shall serve as Vice President of Corporate Development and Planning, and, in so doing, shall report to the Chief Executive Officer (“CEO”), the President, or the Board of Directors (the “Board”). Executive agrees to perform whatever duties the CEO, President, or Board may assign to Executive from time to time, consistent with Executive’s position with the Company. Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company as are usual and customary for such position, and shall have such other powers and duties as may from time to time be prescribed by the CEO, President, or Board.

(ii)                                  During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve as an Adjunct Professor at the F.W. Olin Graduate School of Business at Babson College, Babson

Park, Massachusetts; (B) serve as an advisor on fundraising and corporate development efforts for Health Through Friendship, Inc. (d/b/a Live Healthier, Inc.); (C) serve on corporate, civic or charitable boards or committees; (D) deliver lectures or fulfill speaking engagements; and/or (E) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)                                 Compensation.

(i)                                     Base Salary. During the Employment Period, Executive shall receive an annual base salary per calendar year of $190,000 (“Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company and shall be prorated for the year ending December 31, 2006, and for any other partial year of service. The Company may review and adjust Executive’s Annual Base Salary. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so adjusted.

(ii)                                  Annual Bonus Payments. During the Employment Period, Executive shall receive, in addition to the Annual Base Salary, such annual bonus payments as the Board may specify (each an “Annual Bonus”); provided, however, that each such Annual Bonus shall not be less than $15,000 (prorated for the year ending December 31, 2006, and for any other partial year of service). Each Annual Bonus shall be paid in a lump sum on or before January 31 of the calendar year immediately following the calendar year (or portion thereof) in which Executive earned such Annual Bonus.

(iii)                               Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company applicable generally to similarly situated executive officers of the Company (“Investment Plans”).

(iv)                              Medical, Dental and Vision Benefits. During the Employment period, Executive shall monthly submit to the Company invoice(s) for the monthly premiums incurred by Executive for medical, prescription drug, dental, and/or vision insurance for Executive and/or Executive’s immediate family or dependents. The Company shall, within a reasonable time after receipt of such invoice(s), reimburse Executive for such expenses not exceeding, in the aggregate, $1,200.00 per month (“Health Care Reimbursement”).

(v)                                 Other Welfare Benefits. During the Employment Period, Executive and/or Executive’s family or dependents, as the case may be, shall be eligible for participation in the Company’s short-term disability, long-term disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans or programs (collectively, the “Other Welfare Plans”) to the extent applicable generally to similarly situated executive officers of the Company.

(vi)                              Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable travel, entertainment and other business-related expenses incurred by Executive in accordance with the policies, practices and procedures of the Company.

(vii)                           Vacations and Holidays. During the Employment Period, Executive shall be entitled to four (4) weeks of vacation during each calendar year (prorated for the year ending December 31, 2006, and any other partial year of service) and holidays in accordance with the policies of the Company.

3.                                      Termination of Employment.

(a)                                  Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to Executive written notice in accordance with Section 11(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Effective Date”), provided, that, within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform his duties and obligations hereunder for a period of ninety (90) consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably delayed, conditioned or withheld).

(b)                                 Termination by the Company for Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the failure of Executive to perform his obligations and duties hereunder to the satisfaction of the Company, which failure is not remedied within fifteen (15) days after receipt of written notice from the Company; (ii) commission by Executive of an act of fraud upon, or willful misconduct toward, the Company or any of its affiliates; (iii) a material breach by Executive of Section 6, Section 7 or Section 9, which in either case is not remedied within fifteen (15) days after receipt of written notice from Board or the Company; (iv) the conviction of Executive of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude; or (v) the failure of Executive to carry out, or comply with, in any material respect any directive of the Board consistent with the terms of this Agreement, which is not remedied within fifteen (15) days after receipt of written notice from the Board or the Company. Any written notice from the Board or the Company pursuant to this Section 3(b) shall specifically identify the failure that it deems to constitute Cause.

(c)                                  Termination by Executive.

(i)                                     Executive’s employment may be terminated during the Employment Period by Executive for Good Reason or without Good Reason. If Executive believes that an event constituting Good Reason has occurred, Executive must notify the Company of that belief within thirty (30) days of the occurrence of the event, which notice must set forth in writing the basis for that belief. The Company will have thirty (30) days after receipt of such notice (the “Review Period”) in which to either rectify such event to Executive’s reasonable satisfaction, determine that an event constituting Good Reason does not exist, or determine that an event constituting Good Reason exists. If the Company does not take any of such actions within such the Review

Disability, Cause, or by Executive other than for Good Reason during the Employment Period, the Company shall pay to Executive or his legal representatives within twenty (20) days after the Date of Termination (except as otherwise noted with respect to paragraphs (iv) and (v) below) (and the Company shall have no further obligations hereunder with respect to Executive):

(i)                                      Executive’s Annual Base Salary and Annual Bonus accrued through the Date of Termination to the extent no theretofore paid;

(ii)                                   Any unreimbursed business expenses;

(iii)                                Any amount arising from Executive’s participation in, or benefits under, any Investment Plans (“Accrued Investments”), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans; and

(iv)                               Any amounts to which Executive is entitled from Executive’s participation in, or benefits under, the Health Care Reimbursement (collectively, “Accrued Welfare Benefits”), which amounts shall be payable in accordance with the terms and conditions with such plans or arrangements, and any amounts owed as a result of accrued vacation, which amounts shall be payable in accordance with the policies of the Company.

(b)                                 Termination for Good Reason; Without Cause. If the Company shall terminate Executive’s employment without Cause or Executive shall terminate his employment for Good Reason, the Company shall pay to Executive within twenty (20) days of the date of Termination (except as otherwise noted with respect to paragraphs (iv), (v) and (vi) below) (and their Company shall have no further obligations hereunder with respect to Executive):

(i)                                      Executive’s Annual Base Salary and Annual Bonus accrued through the Date of Termination to the extent not theretofore paid;

(ii)                                   Any unreimbursed business expenses;

(iii)                                Any Accrued Investments, which amounts shall be payable in accordance with the terms and conditions of such Investment Plans;

(iv)                               Any Accrued Welfare Benefits, which amounts shall be payable in accordance with the terms and conditions of the applicable plan or arrangement, and any amounts owed as a result of accrued vacation, which amounts shall be payable in accordance with the policies of the Company; and

(v)                                  The amount of Executive’s Annual Base Salary as of the Date of Termination, which amount shall be paid in bi-weekly payments, in accordance with the customary payroll practices of the Company, for the period from the Date of Termination through the first anniversary of the Date of Termination (such period, the “Severance Period”) in accordance with the customary payroll practices for executive officers of the Company; provided, however, that Executive shall be entitled to receive the amount payable pursuant to this Section 4(b)(v) only so long as Executive has not breached the provisions of Section 6, 7 or 9, at which time the Company’s payment obligations pursuant to this Section 4(b)(v) shall immediately cease; provided further, however, that the amount payable pursuant to this Section

4(b)(v) shall be reduced by the amount of any compensation Executive receives with respect to any other employment of Executive by another person during the Severance Period. Executive shall promptly deliver written notice to the Company of the commencement of any other employment during the Severance Period. Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation earned or received by Executive during the Severance Period.

5.                                      Full Settlement. Neither Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 4 arising out of the termination of Executive’s employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of Section 6, Section 7, or Section 9 or for Executive’s fraudulent or criminal misconduct.

6.                                      Confidential Information.

(a)                                  Executive acknowledges that the Company and its affiliates have trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”) and that during the course or Executive’s employment with the Company he has received, shall receive or shall contribute to the Confidential Information. Confidential Information includes technical information, processes and compilations of information, records, specifications and information concerning assets, and information regarding methods of doing business. As defined herein, Confidential Information shall not include (i) information that is publicly and generally known to other persons or entities who can obtain economic value from its disclosure or use; provided, that, such information has not been made publicly and generally known by Executive in violation of this Agreement or, to the knowledge of Executive, by others in violation of comparable agreements, and (ii) information required to be disclosed by Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that Executive shall take all reasonable steps to prohibit disclosure pursuant to clause (ii) above.

(b)                                 During and following Executive’s employment by the Company, Executive agrees (i) to hold such Confidential Information in confidence and (ii) not to release such information to any person (other than Company employees and other persons to whom the Company has authorized Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge). Executive agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five (5) days before disclosure or within one (1) business day after Executive is informed that such disclosure is being or shall be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to he disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(c)                                  Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

7.                                      Intellectual Property Rights; Surrender of Materials Upon Termination.

(a)                                  In consideration of the Company’s agreement to employ Executive and the receipt by Executive of the Confidential Information, Executive hereby assigns to the Company all his rights, title and interest in all Intellectual Property (as defined below) that Executive makes or conceives, whether as a sole inventor or author or as a joint inventor or author, whether made within or outside working hours or upon the premises of the Company or elsewhere, as work for hire or otherwise, at any time during his employment with the Company or its affiliates (including prior to the Effective Date). “Intellectual Property” means any information of a technical and/or business nature such as ideas, discoveries, inventions, trade secrets, know-how, and writings and other works of authorship that relate in any manner to the actual or anticipated business or research and development of the Company and its affiliates. During and subsequent to Executive’s employment, upon the request and at the expense of the Company or its nominee and for no additional personal remuneration, Executive agrees to execute any instrument that the Company considers necessary to secure or maintain for the benefit of the Company adequate patent, copyright, trademark and other property rights in the United States and all foreign countries with respect to any Intellectual Property. Executive also agrees to assist the Company as required to draft said instruments and to obtain and enforce such rights. Executive agrees to promptly disclose to the Company any Intellectual Property when conceived or made by Executive, in whole or in part, and to make and maintain adequate and current records thereof.

(b)                                 Executive agrees that all Confidential Information and other files, documents, materials, records, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company, in whatever form, tangible or intangible (including all copies thereof), that Executive shall prepare, or use, or be provided with as a result of his employment with the Company, shall be and remain the sole property of the Company. Upon termination of Executive’s employment hereunder, Executive agrees that all Confidential Information and other files, documents, materials, records, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within 24 hours) after the Date of Termination. The materials required to be returned pursuant to this Section 7 shall not include personal correspondence that does not relate to the Company or the business of the Company.

8.                                      Successors.

(a)                                  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. Notwithstanding, this Agreement shall become of advantage to the benefit of, and be enforceable by, Executive’s legal representatives.

(b)                                 This Agreement shall become of advantage to the benefit of, and be binding upon, the Company and its successors and assigns. Executive agrees that the Company may assign this Agreement to any directly or indirectly owned subsidiary or affiliate of the

Company, in which event “Company” as used in this Agreement shall thereafter mean such subsidiary or affiliate (except where reference is made to benefit plans that are maintained by the Company, in which event the Company shall remain obligated with respect thereto under this Agreement, and in connection with such assignment, such subsidiary shall expressly assume this Agreement and the Company shall be released therefrom except to the extent referenced above.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business an/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.                                      Non-Competition; Non-Solicitation.

(a)                                  During his employment by the Company, including the Employment Period, Executive shall have access to and become acquainted with Confidential Information of the Company as described in Section 6. Executive acknowledges and agrees that his use of Confidential Information in the conduct of business on behalf of a competitor of the Company would constitute unfair competition with the Company and would adversely affect the business goodwill of the Company. Accordingly, as a material inducement to the Company to enter into this Agreement; to protect the Company’s Confidential Information that may be disclosed or entrusted to Executive (the disclosure of which by Executive in violation of this Agreement would adversely affect the business goodwill of the Company), the business goodwill of the Company that may be developed in Executive and the business opportunities that may be disclosed or entrusted by the Company to Executive; in consideration for the compensation and other benefits payable hereunder to Executive, for the benefits to Executive of having access to Confidential Information during the Employment Period (the disclosure of which by Executive in violation of this Agreement would adversely affect the business goodwill of the Company); and for other good and valuable consideration, Executive hereby covenants and agrees that, during the Term of Non-Competition, Executive shall not, directly or indirectly, individually or as an officer, director, manager, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any capacity whatsoever:

(i)                                     own, engage in, manage, operate, join, control, be employed by, provide Competing Services to, or participate in the ownership, management, operation or control of or provision of Competing Services to, a Competing Business operating in the Geographic Area:

(ii)                                  recruit, hire, assist in hiring, attempt to hire, or contact or solicit with respect to hiring any person who, at any time during the twelve (12) month period ending on the Date of Termination, was an employee of the Company or its affiliates;

(iii)                               induce or attempt to induce any employee of the Company or its affiliates to terminate, or in any way interfere with, the relationship between such parties and any employee thereof; or

of the duration or scope of such provision, such court or arbitrator shall be required to reduce the duration or scope of such provision, to the minimum extent necessary so as to be enforceable, and to enforce such provision as so reduced.

(c)                                  In order to obtain the benefit of the non-competition agreement herein, the Company shall pay Executive his salary hereunder and Executive’s options shall continue to vest for the one year period of non-competition. The Company can decide to waive the non-competition clause and then not pay the consideration set forth in this subsection (e).

10.                               Non-Disparagement.  Executive agrees to refrain from engaging in any conduct, or making any comments or statements, during the Employment Period and thereafter, that have the purpose or effect of harming the reputation or goodwill of the Company or its affiliates.

11.                               Miscellaneous.

(a)                                  Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular “Section” or “paragraph” shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term “including” herein shall be construed as meaning “including without limitation.” This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Peter Biro
131 Overbrook Drive
Wellesley, MA 02482
Tel: (781) 235-4141
Fax: (781) 207-6580

If to the Company:	J. L. Halsey Corporation
103 Foulk Road, Suite 205-Q
Wilmington, Delaware 19803
Attention: David Burt
Tel: (978) 689-0333
Telecopier: (978) 945-5992

With a copy to:	Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Attention: Michael B. Mayes, Esq.
Tel: (214) 220-7837
Telecopier: (214) 999-7837

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)                                  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable;  this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d)                                 Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                  Nonqualified Deferred Compensation Rules. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the limitations or requirements of section 409A of the internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Nonqualified Deferred Compensation Rules”) so as not to subject Executive to the payment of interest and tax penalty which may be imposed under the Nonqualified Deferred Compensation Rules. In furtherance of this interest, to the extent that any regulations or other guidance issued under the Nonqualified Deferred Compensation Rules would result in the Executive being subject to payment of interest and tax penalty under Nonqualified Deferred Compensation Rules, the parties agree at the request of Executive to amend this Agreement in order to bring this Agreement into compliance with Nonqualified Deferred Compensation Rules. In the event this Agreement fails to satisfy the Nonqualified Deferred Compensation Rules, then this Agreement may be modified by the Board, in its sole discretion exercised in its reasonable discretion, to the limited extent necessary to satisfy the Nonqualified Deferred Compensation Rules without the consent of the Executive, including, but not limited to, the delay of any amount payable hereunder; provided, however, that neither the Company nor the members of the Board shall be liable for any act, omission or determination taken or made with respect to this Agreement and/or the Nonqualified Deferred Compensation Rules including any act or omission that results in unfavorable tax consequences to the Executive. No interest will be owed or payable to the Executive on account of the delay of any amount payable under this Agreement delayed on account of the Nonqualified Deferred Compensation Rules.

(f)                                    No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)                                 Equitable and Other Relief. Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6, Section 7, Section 9 or Section 10 by Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6, Section 7, Section 9 or Section 10 by Executive.

(h)                                 Entire Agreement. The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated. Executive and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (oral or written) regarding any matter relevant hereto.

(i)                                     Counterparts. This Agreement may be executed in two or more counterparts.

(j)                                     Arbitration.

(i)                                     In the event any dispute or controversy arises under this Agreement and is not resolved by mutual written agreement between Executive and the Company within 30 days after notice of the dispute is first given, then Executive and the

Company will mutually select an arbitrator and submit such dispute or controversy to arbitration by such arbitrator; provided, however, if the Company and Executive have not mutually selected an arbitrator within 90 days after notice of the dispute is first given, or if Executive and the Company decide at any earlier date not to mutually select an arbitrator, then, upon the written request of Executive or the Company, such dispute or controversy shall be submitted to arbitration by an arbitrator to be selected by the American Arbitration Association (“AAA”).  The arbitration will be conducted in accordance with the Rules for Resolution of Employment Disputes of the AAA. Judgment may be entered thereon and the results of the arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in 84 Beacon Street, Boston MA 02108, or such other place as may be agreed upon in writing at the time by the parties and that any arbitration commenced in any other venue will be transferred to 84 Beacon Street, Boston MA 02108, upon the written request of any party to this Agreement. All arbitrations will have one individual acting as arbitrator. Any arbitrator selected will not be affiliated, associated or related to either Executive of the Company in any matter whatsoever. The decision of the arbitrator will be binding on all parties. The prevailing party in the arbitration (as determined by the arbitrator) shall be reimbursed, by the other party, its reasonable attorneys fees, costs and other expenses pertaining to any such arbitration and enforcement.

(ii)                                  THE ARBITRATOR SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER IT BE EXEMPLARY DAMAGES, TREBLE DAMAGES, OR ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES). REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER DELAWARE LAW, EMPLOYEE AND THE COMPANY EACH HEREBY WAIVE THE RIGHT, IF ANY, TO RECOVER PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS. EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT EMPLOYEE AND THE COMPANY ARE WAIVING ANY RIGHT THAT EMPLOYEE OR THE COMPANY MAY HAVE TO A JURY TRIAL.

(k)                                  Termination. A termination of Executive’s employment shall not terminate any provision of this Agreement.

(l)                                     Amendments. This Agreement may not be amended or modified at any time except by a written instrument executed by the Company and Executive.

(m)                               Executive Acknowledgment. Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Peter Biro
Peter Biro

COMPANY:

J.L. Halsey Corporation

By:	/s/ David R. Burt
Name:	David R. Burt
Title:	President, Chief Executive Officer, Secretary and Treasurer